Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL GARDEN & PET COMPANY ANNOUNCES FOURTH QUARTER & FISCAL 2011 RESULTS

Fourth quarter sales increase 9% to $376.9 million; EPS of $(0.21) per share

Fiscal 2011 sales increase 7% to $1.6 billion; EPS of $0.50 per share

WALNUT CREEK, CALIFORNIA, November 17, 2011 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for its fourth quarter and full fiscal year ended September 24, 2011.

The Company reported net sales of $376.9 million for the fourth quarter 2011, a nine percent increase over the comparable fiscal 2010 period. The Company’s operating loss was $4.6 million for both the fourth quarter of 2011 and 2010. The prior period included a non-cash, pre-tax charge of $12.0 million related to the impairment of an intangible asset. Without the impairment charge, operating income would have been $7.4 million in the fourth quarter of 2010. The net loss for the fourth quarter of 2011 was $10.9 million or $0.21 per fully diluted share compared with a loss of $8.8 million or $0.14 per fully diluted share in the fourth quarter of 2010, or a loss of $0.02 excluding the impairment charge.

“We are pleased with our top-line growth in a tough quarter, but are dissatisfied with the bottom line,” said Bill Brown, Chairman & CEO. “As highlighted on our last quarterly call, we have committed to a broad set of transformation initiatives that are expected to take significant cost out of the company, improve margins meaningfully and enable more aggressive reinvestment in our brands to drive top-line growth. Gus Halas, President and CEO of Central Operating Companies, who joined us in April, is already well underway in reshaping Central from what was essentially a portfolio of siloed companies, into a single, more integrated company that can better meet the needs of customers and deliver substantially better results for shareholders.”

Mr. Halas commented, “We have a roadmap for improved financial performance beginning in the second half of calendar 2012 and into 2013. We expect to update shareholders on our progress in the coming quarters. Central is already on a dramatically different path than it has ever been before and we expect it to lead to sustained growth and improved profitability well into the future.”

Fourth Quarter 2011 Details

The Company’s sales gains were driven by the Garden Products segment, which reported net sales for the quarter of $165.1 million, a gain of 24 percent over the fourth quarter of 2010. The Garden Products segment’s branded product sales increased $31.6 million, or 27 percent, to $148.5 million while sales of other manufacturers’ products were $16.6 million, in line with the fourth quarter of 2010. The Company’s gross and operating margins were adversely impacted by higher raw material input costs during the quarter. The Garden Products segment’s operating loss during the quarter was $6.9 million compared to an operating loss of $7.6 million in the fourth quarter of 2010.

Fourth quarter net sales for the Pet Products segment decreased one percent, or $2.1 million over the prior year, to $211.8 million. The Pet Products segment’s branded product sales decreased $1.8 million, or one percent, to $171.8 million. Sales of other manufacturers’ products were $40.0 million, in line with the fourth quarter of 2010. The Pet Products segment’s operating income was $15.6 million compared to operating income of $12.9 million in the prior year period. Excluding the impairment charge in the fourth quarter of last year, operating income for the fourth quarter of 2010 would have been $24.9 million for the Pet Products segment.

At September 24, 2011, the Company’s cash and short term investments balance totaled $29.9 million. Net interest expense was $9.8 million for the quarter and $9.0 million in the prior year period. Depreciation and amortization expense was $7.3 million in the fourth quarter of 2011, consistent with the prior year. The Company’s effective tax rate for the fourth quarter of

2011 was 17 percent on its operating loss compared to 36 percent in the fourth quarter of 2010. The change in the effective tax rate was due primarily to the Company’s reduced ability to use tax benefits due to decreased fiscal 2011 income and increased tax valuation allowances.

Total debt at September 24, 2011 was $435.6 million compared to $400.3 million at fiscal year-end 2010. The quarter ending total leverage ratio, as defined in the Company’s credit agreement, was 3.6x. During the fourth quarter, the Company repurchased 3.2 million shares of its common stock, for $24.6 million, as part of a $100 million share repurchase program announced in June 2011.

Fiscal 2011 Details

For the year ending September 24, 2011, the Company reported net sales of $1.6 billion, an increase of seven percent, compared to $1.5 billion in the comparable 2010 period. Branded products sales were $1.4 billion, up nine percent over the comparable 2010 period. Sales of other manufacturers’ products decreased four percent to $253.0 million. Operating income for the period totaled $85.2 million compared to $109.1 million in the prior year. The Company’s gross and operating margins were adversely impacted by higher raw material input costs throughout the fiscal year. Net income for the year ended September 24, 2011 was $28.3 million compared to $45.8 million in the comparable 2010 period. Earnings per fully diluted share were $0.50 compared to $0.70 per fully diluted share in the year ago period. Included in the full year results for fiscal year 2010 is the non-cash, pre-tax charge of $12.0 million related to the impairment of an intangible asset. Excluding this charge, operating income for fiscal 2010 would have been $121.1 million, and net income and earnings per share would have been $53.5 million and $0.82, respectively. Depreciation and amortization for the fiscal year period was $28.6 million consistent with the prior year.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal 2011 results. The conference call will be accessible via the internet through Central’s website, http://www.central.com.

To access the webcast link, log on to Central’s website and locate the link in the investor relations section of the website. Alternatively, to listen to the call by telephone, dial 617-597-5378 and enter passcode 86126177. A replay of the call will be available for three weeks by dialing 617-801-6888 and entering passcode 72823975.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH®, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including forecasted cost reductions, margin improvements and improved financial performance from the Company’s transformation initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, to be filed in the next several business days, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact: Steve Zenker

Investor Relations

Central Garden & Pet Company

925.948.3657

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(Tables Follow)

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED BALANCE SHEETS

	September 24, 2011	September 25, 2010
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$12,031	$91,460
Short term investments	17,820	15,320
Accounts receivable, net	195,417	192,422
Inventories	329,546	285,964
Prepaid expenses, deferred income taxes and other	47,772	42,733

Total current assets	602,586	627,899
Land, buildings, improvements and equipment:
Land	9,254	8,925
Buildings and improvements	100,439	95,664
Transportation equipment	6,550	4,031
Machinery and warehouse equipment	168,475	150,215
Office furniture and equipment	108,967	91,294

Total	393,685	350,129
Less accumulated depreciation and amortization	(217,283)	(184,848)

Land, buildings, improvements and equipment–net	176,402	165,281
Goodwill	210,223	207,319
Other intangible assets, net	84,526	86,798
Deferred income taxes and other assets	19,266	43,587

Total	$1,093,003	$1,130,884

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$116,524	$112,611
Accrued expenses	75,128	81,418
Current portion of long-term debt	279	165

Total current liabilities	191,931	194,194
Long-term debt	435,330	400,106
Deferred taxes and other long-term obligations	8,960	4,441
Commitments and contingencies
Equity:
Common stock	129	163
Class A common stock	359	437
Class B stock	16	16
Additional paid-in capital	396,208	483,817
Retained earnings	59,045	45,319
Accumulated other comprehensive income	1,019	944

Total Central Garden & Pet shareholders’ equity	456,776	530,696

Noncontrolling interest	6	1,447

Total equity	456,782	532,143

Total	$1,093,003	$1,130,884

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Net sales	$376,906	$346,990	$1,628,652	$1,523,648
Cost of goods sold and occupancy	278,702	243,556	1,134,733	1,008,482

Gross profit	98,204	103,434	493,919	515,166
Selling, general and administrative expenses	102,770	96,043	408,744	394,092
Intangible asset impairments	0	12,000	0	12,000

Income (loss) from operations	(4,566)	(4,609)	85,175	109,074
Interest expense	(9,786)	(9,151)	(38,044)	(33,706)
Interest income	35	107	296	119
Other income	434	(9)	550	419

Income (loss) before income taxes and noncontrolling interest	(13,883)	(13,662)	47,977	75,906
Income taxes	(2,357)	(4,916)	19,595	28,110

Income including noncontrolling interest	(11,526)	(8,746)	28,382	47,796
Net income attributable to noncontrolling interest	(594)	20	59	1,963

Net income attributable to Central Garden & Pet Company	$(10,932)	$(8,766)	$28,323	$45,833

Net income per share attributable to Central Garden & Pet Company:
Basic	$(0.21)	$(0.14)	$0.50	$0.71

Diluted	$(0.21)	$(0.14)	$0.50	$0.70

Weighted average shares used in the computation of net income per share:
Basic	51,943	62,476	56,217	64,272
Diluted	51,943	62,476	56,645	65,091

Non-GAAP Financial Measures

This press release includes adjustments to operating income (loss), GAAP net income (loss), and earnings per share for the fourth quarter and fiscal year ended September 25, 2010. Adjusted operating income (loss), net income (loss) and adjusted earnings per share, are non-GAAP financial measures which exclude the impact of the impairment of an intangible asset. We believe that they are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude impairment charges which we believe are not representative of the on-going results of operations of our business and are not used to determine compliance with the financial covenants in our credit facility and indenture.

We provide this information to investors and other users of the financial statements, such as lenders, to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While management believes adjusted operating income (loss), net income (loss) and adjusted earnings per share are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be used in conjunction with those GAAP results.

Below is a reconciliation of this non-GAAP (unaudited) measure to net income (loss) for the fourth quarter and net income for the fiscal year ended September 25, 2010.

	Fourth Quarter 2010		Fiscal 2010
	Dollars	EPS	Dollars	EPS
	(in millions)		(in millions)
Reconciliation of net loss to adjusted net income:
Net income (loss), as reported	$(8.8)	$(0.14)	$45.8	$0.70
Adjustment for impairment of an intangible asset, net of taxes	7.7	0.12	7.7	0.12

Adjusted net income (loss)	$(1.1)	$(0.02)	$53.5	$0.82

Below is a reconciliation of this non-GAAP measure (unaudited) to the total Company’s operating income (loss) for the fourth quarter and fiscal year ended September 25, 2010.

	Fourth Quarter 2010		Fiscal 2010
	Dollars	Margin	Dollars	Margin
	(in millions)		(in millions)
Reconciliation of total Company operating income:
Operating income (loss), as reported	$(4.6)	(1.3)%	$109.1	7.2%
Adjustment for impairment of an intangible asset	12.0	3.4%	12.0	0.7%

Adjusted operating income (loss)	$7.4	2.1%	$121.1	7.9%

Below is a reconciliation of this non-GAAP measure (unaudited) to the Pet Segment’s operating income (loss) for the fourth quarter and fiscal year ended September 25, 2010.

	Fourth Quarter 2010		Fiscal 2010
	Dollars	Margin	Dollars	Margin
	(in millions)		(in millions)
Reconciliation of Pet Segment’s operating income:
Operating income (loss), as reported	$12.9	6.0%	$97.9	11.6%
Adjustment for impairment of an intangible asset	12.0	5.6%	12.0	1.5%

Adjusted operating income (loss)	$24.9	11.6%	$109.9	13.1%